UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2011

iPass Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)

(650) 232-4100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Executive Corporate Transaction and Severance Benefit Plan

On June 29, 2011, the Compensation Committee of the Board of Directors (the “Board”) of iPass Inc. approved the amendment and restatement of the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (as amended and restated, the “Plan”). Pursuant to the terms of the Plan, each participant in the Plan will be entitled to receive severance benefits in the event that the participant’s employment with iPass is “involuntarily terminated without cause,” or the participant resigns as a result of a “constructive termination.” The terms of what constitutes an “involuntary termination without cause” or a “constructive termination” are defined in the Plan, and are collectively referred to below as a “Covered Termination.” If a Covered Termination occurs, iPass shall make a cash severance payment to the participant in an amount equal to the product of (i) the participant’s monthly base salary, as in effect on the date of the employment termination, multiplied by (ii) a specified number of months. The specified number of months depends upon whether the participant is a “Tier I” or “Tier II” participant, and whether or not the Covered Termination is within eighteen (18) months of (i) an acquisition of iPass or all or substantially all of its assets, (ii) a person, entity or group becoming the beneficial owner of the voting power of more than fifty percent (50%) of iPass’ outstanding securities or (iii) the individuals who were members of the Board on the date the Plan was approved ceasing to constitute at least a majority of the members of the Board (each, a “Change in Control,” and such termination of employment, a “Change in Control Termination”), as follows:

	Change in Control	No Change in Control
Tier I	12 months	6 months
Tier II	9 months	3 months

In addition, if the participant is entitled to the cash severance described above, iPass will make an additional cash severance payment to the participant as follows: (i) provided that the participant received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the participant’s employment, in the case of a Covered Termination that is not a Change in Control Termination, in an amount equal to one quarter (1/4th) of the participant’s target bonus amount under iPass’ annual bonus plan, and (ii) in the case of a Change in Control Termination, an amount equal to the product of (A) one-twelfth (1/12th) of the participant’s target bonus amount under iPass’ annual bonus plan, multiplied by (B) the number of months specified in the table above.

The Plan also provides that, upon a Change in Control, the vesting of fifty percent (50%) of all outstanding options to purchase iPass’ common stock and fifty percent (50%) of all restricted stock issued pursuant to any equity incentive plan of iPass that are held by the participant on the date of the employment termination shall be accelerated in full.

Further, if the participant is entitled to the cash severance described above, (i) the participant will also be entitled to COBRA coverage paid by iPass for a period of months equal to two (2) times the number of months set forth in the table above, and (ii) if the employment termination is a Change in Control Termination, all outstanding options to purchase iPass’ common stock and all restricted stock issued pursuant to any equity incentive plan of iPass that are held by the participant on the date of the employment termination shall be accelerated in full. The Plan provides no accelerated vesting of outstanding options or restricted stock in the event of a Covered Termination not occurring within eighteen (18) months after a Change in Control.

The Plan also provides that, upon the consummation of a Change in Control, any specified performance target or vesting condition contained in any stock option agreement or restricted stock award shall be deemed satisfied; however, except in the event of a Change in Control Termination, any requirement that the participant continues to render services for iPass or an affiliate following the Change in Control for any required period of time contained in such stock option agreement or restricted stock award, if any, shall continue.

The participants will only be entitled to the benefits described above if they execute a release of claims against iPass. Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the participant.

The Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the description of the material terms of the Plan described above are qualified in their entirety by reference to the Plan as so filed.

Each of the iPass executive officers who appear in the summary compensation table of iPass’ last proxy statement have been designated as Tier I participants in the Plan.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

10.1	iPass Inc. Amended and Restated Executive Corporate Transaction and Severance Benefit Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

By:	/s/ Steven H. Gatoff
	Name:	Steven H. Gatoff
	Title:	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: July 6, 2011

EXHIBIT INDEX

Exhibit Number	Description

10.1	iPass Inc. Amended and Restated Executive Corporate Transaction and Severance Benefit Plan